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                                                                   EXHIBIT 10.24

                          UNOCAL EMPLOYMENT AGREEMENT



     This employment agreement (the "Agreement") is made effective as of July 28, 1998 by and between Unocal Corporation, a Delaware corporation (the "Company") and Lucius E. Scott, Jr., Group Vice President Diversified Business ("Employee").

     In consideration of the mutual promises and agreements set forth herein, the Company and Employee agree as follows:

1.   Term.
     ----

     1.1 The term of this Agreement (the "Term") shall commence on July 28, 1998 and shall be for two years, subject to earlier termination in accordance with the provisions of Section 4 hereinbelow. If the Agreement has not been subject to early termination in accordance with the provisions of Section 4 hereinbelow, beginning on July 28, 1998 and on each day thereafter, the Term shall automatically be extended for an additional day unless the Company notifies Employee in writing that it does not wish to further extend the Term. Notwithstanding the foregoing, this Agreement shall end automatically and without additional notice on the date of the Company's Annual Meeting of Shareholders that next follows the date of Employee's sixty-fifth (65th) birthday.

2.   Position and Title.
     ------------------

     2.1 The Company on behalf of itself and its affiliates and subsidiaries hereby employs Employee as Group Vice President Diversified Business, and Employee hereby accepts such employment.

     2.2 Employee shall devote substantially all of his efforts on a full time basis to the business and affairs of the Company and shall not engage in any business or perform any services in any capacity whatsoever adverse to the interests of the Company.

     2.3 Employee shall at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties of his position.

3.   Compensation.
     ------------

     3.1 As of the date of this Agreement, Employee's annual base salary is $310,008. Employee's base salary and performance shall be reviewed periodically at intervals approved by the Management Development and Compensation Committee of the Board of Directors of the Company (the "Committee"), and Employee's base salary may be increased from time to time based on merit or such other consideration as the Committee may deem appropriate.

     3.2 During the Term, Employee shall participate in all of the Company's incentive plans, benefit plans and perquisites, and in any new or successor incentive plans, benefit plans and perquisites, that are generally provided to executives of the Company with a level of responsibility and stature comparable to
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Employee.  Performance goals, award opportunity, benefit levels, and administrative guidelines for such plans shall be subject to review and approval by the Committee.

4.   Termination of Employment.
     -------------------------

     4.1 During the Term, the Company may terminate Employee's employment herein at any time for Cause or as a result of a material breach by Employee of his obligations under this Agreement, provided however that, except in the case of conviction of a felony, the Company shall provide Employee with not less than sixty (60) days prior written notice describing the behavior or conduct which is alleged by the Company to constitute Cause, and Employee shall be provided with reasonable opportunity to correct such behavior or conduct within the notice period. For purposes of this Agreement, Cause shall be defined as any or all of the following:

     (1) Conduct or action by Employee which, in the opinion of a majority of the Board of Directors, is materially harmful to the Company;

     (2) Willful failure by Employee to follow an order of the Board, except in such case where the Employee believes in good faith that following such order would be materially detrimental to the interests of the Company;

     (3)    Employee's conviction of a felony.

     4.2 In the event that Employee's employment is terminated by the Company for any reason other than those set forth in Paragraph 4.1 hereinabove, or, (a) Employee's annual base salary is reduced below the amount stated in Paragraph
3.1 hereinabove (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable level of responsibility, title or stature), or (b) Employee is removed from or denied participation in incentive plans, benefit plans, or perquisites generally provided by the Company to other executives with a comparable level of responsibility, title or stature, or (c) Employee's target incentive opportunity, benefits or perquisites are reduced relative to other executives with comparable responsibility, title or stature, or (d) Employee is assigned duties or obligations inconsistent with his position with the Company or (e) There is a significant change in the nature and scope of Employee's authority or his overall working environment, such event shall be considered a Termination Without Cause.

     4.3 In the event of Employee's Termination Without Cause at any time during the Term of this Agreement, then:

     (1) The Company shall pay Employee a lump-sum severance amount within thirty (30) days following Termination Without Cause equal to two
            (2) times the sum of (a) the higher of the Employee's annual base salary at the time of Termination Without Cause or the annual base salary stated in Paragraph 3.1 hereinabove, and (b) the average annual Bonus earned by Employee (whether paid in cash or deferred) for the two completed fiscal years immediately prior to Termination Without Cause, reduced by the amount
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            of any Unocal Employee Redeployment Program and/or Unocal
            Termination Allowance benefits payable to Employee.

     (2) The Company shall provide for Employee to receive medical, dental, life, and disability insurance coverage for two (2) years following Termination Without Cause at levels and a net cost to Employee comparable to that provided to Employee immediately prior to Employee's Termination Without Cause.

     (3) The Company shall pay Employee an additional lump-sum severance amount within thirty (30) days following Employee's Termination Without Cause equal to two (2) times the base salary used to determine the lump-sum severance benefit in paragraph 4.3(1) hereinabove, multiplied by 6% (.06).

     4.4 In the event that during the Term of this Agreement Employee should voluntarily resign from the Company, should terminate employment with the Company due to death, permanent disability or incapacitation, or is terminated by the Company for Cause or for a material breach by Employee of his obligations under this Agreement, then Employee shall not be entitled to any of the termination benefits provided for in Paragraph 4.3 hereinabove, and the Term of the Agreement shall immediately end.

     4.5 Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any provisions of this Agreement.

5.   Change of Control.
     -----------------

     5.1 In the event of a Change of Control of the Company at any time during the Term of this Agreement, then:

     (1) In the event of Employee's Termination Without Cause within a period of twenty-four (24) months following the date of a Change of Control, Employee shall be entitled to the termination benefits described in Paragraph 4.3 hereinabove; provided that the lump-sum severance amount paid to Employee under this Paragraph 5.1(1), which is calculated based on Paragraphs 4.3(1) and 4.3(3) hereinabove, shall be (a) reduced to equal the present value, determined in accordance with Section 280G(d)(4) of the Internal Revenue Code (the "IRC"), of the lump-sum severance amount which would otherwise be payable under Paragraphs 4.3(1) and 4.3(3), and (b) reduced to offset compensation and other earned income by Employee in the manner provided for in Paragraphs 5.1(2) and 5.1(3) below.

     (2) The lump-sum severance amounts payable to Employee under Paragraphs 4.3(1) and 4.3(3) shall be reduced by one hundred percent (100%) of any compensation and other earned income (within the meaning of
            Section 911(d)(2)(A) of the IRC) which is earned by Employee for services rendered
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            to persons or entities other than the Company or its affiliates during the two years immediately following Employee's Termination Without Cause.

     (3) Not less frequently than annually beginning on the first anniversary following Employee's Termination Without Cause, Employee shall account to the Company with respect to all compensation and other earned income earned by Employee which is required hereunder to be offset against the lump-sum severance amount received by Employee from the Company under Paragraphs 5.1(1) and 5.1(2). If the Company has paid a lump-sum severance amount in excess of the amount to which Employee is entitled (after giving effect to the offsets provided for above), Employee shall reimburse the Company for such excess within thirty (30) days of the determination of such excess. The requirements imposed under this Paragraph 5.1(3) shall terminate thirty (30) days immediately following the second anniversary of Employee's Termination Without Cause.

     5.2    For the purpose of this Agreement, a "Change of Control" shall mean:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")(a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 5.2; or

     (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding
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shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     5.3    Certain Additional Payments by the Company may be due as follows:

     (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise but determined without regard to any additional payments required under this Section 5.3), (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5.3, if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

     (b) Subject to the provisions of Section 5.3(c), all determinations required to be made under this Section 5.3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst and Young or such other certified public accounting firm as may be designated by the Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a
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Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.3, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 5.3(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

     (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim,

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

     (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.3(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a
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refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 5.3(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's employing with the requirements of Section 5.3 promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 5.3(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.  Covenants.
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     6.1    Employee agrees that any and all confidential knowledge or information, including but not limited to customer lists, books, records, data, formulae, specifications, inventions, processes and methods, and developments and improvements, which have been or may be obtained or learned by Employee in the course of his employment with the Company, will be held confidential by Employee, and that Employee shall not disclose the same to any person outside of the Company either during his employment with the Company or after his employment by the Company has terminated.

     6.2 Employee agrees that upon termination of his employment with the Company he will immediately surrender and turn over to the Company all books, records, forms, specifications, formulae, data, and all papers and writings relating to the business of the Company and all other property belonging to the Company, it being understood and agreed that the same are the sole property of the Company and that Employee shall not make or retain any copies thereof.

     6.3 Employee agrees that all inventions, developments or improvements which he has made or may make, conceive, invent, discover or otherwise acquire during his employment with the Company in the scope of his responsibilities or otherwise shall become the sole property of the Company.
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     6.4    Employee agrees to provide a release of any claims with respect to termination of his or her employment on such form as requested by the Company upon payment of the sums provided in Section 4.3 above.

7.   Miscellaneous Provisions.
     ------------------------

     7.1 All terms and conditions of this Agreement are set forth herein, and there are no warranties, agreements or understandings, express or implied, except those expressly set forth herein.

     7.2 Any modification to this Agreement shall be binding only if evidenced in writing signed by all parties hereto.

     7.3 Any notice or other communication required or permitted to be given hereunder shall be deemed properly given if personally delivered or deposited in the United States mail, registered or certified and postage prepaid, addressed to the Company at 2141 Rosecrans Ave., Suite 4000, El Segundo, CA (Attention:
General Counsel), or to Employee at his or her most recent home address on file with Company, or at other such addresses as may from time to time be designated in writing by the respective parties.

     7.4 The laws of the State of California shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties involved.

     7.5 In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     7.6 This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company and the personal representatives, heirs and legatees of Employee.

     7.7 "Bonus" refers to the Unocal Incentive Compensation Plan and any replacement or successor plan thereof.

     7.8 Company shall pay 90% (ninety percent) of Employee's out-of-pocket litigation expenses, including reasonable attorney's fees, in connection with any judicial proceeding to enforce this Agreement or construe or determine the validity of this Agreement, whether or not the Employee is successful in such proceeding.

     7.9 The term "Company" shall include with respect to employment hereunder, any subsidiary or affiliate of the Company as well as any successor employer following a Change in Control.

     7.10 This Agreement succeeds and replaces that Unocal Change in Control Agreement which was effective December 8, 1997 between Company and Employee.
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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

BY:  /s/ FRANK C. HERRINGER
     ------------------------------------------
     Chairman of the Management Development and
     Compensation Committee of the Unocal
     Board of Directors

BY: /s/ L.E. SCOTT
    ---------------
    EMPLOYEE